Exhibit 10.23

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

VIVINT SOLAR LICENSING, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Vivint Solar Licensing, LLC (the “Company”), is entered into by Vivint, Inc., as the 90 percent equity member (the “Primary Member”) and Vivint Solar, Inc. as the 10 percent equity member (the “Special Member” and together with the Primary Member, the “Members”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Members, by execution of this Agreement, hereby form the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and this Agreement, and the Member and the Special Member hereby agree as follows:

Section 1. Name.

The name of the limited liability company formed hereby is Vivint Solar Licensing, LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at c/o Vivint, Inc., 4931 North 300 West, Provo, Utah 84604, or such other location as may hereafter be determined by the Members.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, County of New Castle.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, County of New Castle.

Section 5. Members.

(a) The mailing address of each Member is set forth on Schedule B attached hereto. Each Member is hereby admitted to the Company upon its execution of a counterpart signature page to this Agreement.

(b) Subject to Section 9(f), the Members may act by written consent.

(c) The Special Member shall be the member of the Company that has a 10 percent interest in the profits, losses and capital of the Company and has a right to receive 10 percent of any distributions of Company assets. Pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any further capital contributions to the Company. The Special Member, in its capacity as Special Member, shall have no power or right to carry out, manage or control the business or affairs of the Company, to make any decision regarding the business of the Company, to bind the Company, or to grant any rights or licenses with respect to the Marks (except as otherwise provided in the License Agreement) or other assets of the Company or terminate any license granted by the Company, and shall not hold itself out as same.

(d) The parties hereto agree that the Company is not intended to be treated for federal, state or local tax purposes as an entity separate from the Member prior to the admission to the Company of an additional Member other than the Special Member.

Section 6. Certificates.

Bre Madsen is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Primary Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Primary Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purposes. (a) The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)	to acquire, own, and hold (and, solely to the extent provided in the License Agreement, protect, defend and maintain) the Marks in the field of the Vivint Solar Business;

(ii)	to perform the Company’s obligations under that certain Trademark License Agreement between the Company and the Special Member dated as of [ ], 2014 (the “License Agreement”), pursuant to which the Company shall license certain trademarks and intellectual property to the Special Member; and

(iii)	subject to Section 9(f), to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware to accomplish the above purposes.

(b) Subject to Section 7(c) and Section 9(f), the Company, by or through the Primary Member or any officer on behalf of the Company, may enter into and/or perform the License Agreement without any further act, vote or approval of any other Person.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Company shall not grant any liens on or security interests in any of the Marks. Any purported transaction in violation of the foregoing shall be deemed null and void ab initio and of no force or effect.

Section 8. Powers.

Subject to Section 9(f), the Company, the Primary Member and any officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9. Management.

(a) Generally. The Company shall be governed by the Primary Member (who shall have exclusive authority and control over the day-to-day operations and entire business of the Company, and who shall make all decisions required to be taken under this Agreement, except for those limited actions specified in Section 9(f) below) and the Special Member (whose consent shall be required for the actions specified in Section 9(f) below.

(b) Special Member. The initial Special Member shall be Vivint Solar, Inc. Vivint Solar, Inc. may in its sole discretion designate an Affiliate (as defined in the License Agreement) as Special Member in lieu of itself.

(c) Powers of the Primary Member. Without any notice to, or the consent of, the Special Member, the Primary Member shall have the full and exclusive right and all powers and rights necessary or desirable to carry out, manage and control the business and affairs of the Company and to make all decisions regarding the business of the Company, except for those limited actions specified in Section 9(f) below, which shall require the consent of the Special Member, including:

(i)	to take reasonable actions to protect and preserve the assets of the Company;

(ii)	to exercise day-to-day control of the operations of the Company or to delegate such responsibilities to Officers in accordance with the terms of this Agreement;

(iii)	to cause the License Agreement to be executed and delivered on behalf of the Company, and to cause the Company to perform its obligations thereunder;

(iv)	to distribute to the Primary Member and Special Member any amounts received in connection with licensing the Marks; and

(v)	to grant or refuse any consent or approval or make any determination referenced under the License Agreement.

(d) Right to Rely on Primary Member. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Primary Member (without the signature or consent of the Special Member) as to:

(i)	the identity of any Member;

(ii)	the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the Primary Member hereunder or which are in any other manner germane to the affairs of the Company;

(iii)	the Persons who are authorized to execute and deliver any instrument or document of the Company; or

(iv)	any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member, except for those actions specified in Section 9(f) below which shall require the certificate to be also signed by the Special Member.

(e) Expense Reimbursements. Neither the Primary Member nor the Special Member shall be entitled to reimbursement for any expenses. However, the Primary Member agrees, by its signature on the signature page of this Agreement, that the Primary Member or its designee shall pay for all expenses associated with or related to (i) the formation of the Company, (ii) the permitted activities of the Primary Member, and (iii) the maintenance in good standing of the Company, including without limitation all attorneys’ fees, accountants’ fees, costs, government filing fees, preparation of tax returns, if necessary, and similar expenses.

(f) Limitations on the Company’s Activities. Notwithstanding anything herein to the contrary, until the end of the Term, any and all actions by or on behalf of the Company, the Primary Member, any Officer or any other Person are subject to the limitations set forth in this Section 9(f). Any purported action by any Person in violation of this Section 9(f) shall be deemed null and void ab initio and of no force or effect.

(i)	This Section 9(f) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)	The Primary Member shall not amend, modify, alter, supplement, change or repeal this Agreement without the prior written consent of the Special Member, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)	Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Primary Member, any Officer or any other Person, without the prior written consent of the Members in their sole discretion, (x) the Company may not take any Material Action and (y) neither the Primary Member nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company to take any Material Action.

(iv)	The Primary Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. The Primary Member also shall cause the Company to:

(A)	maintain its own separate books and records and bank accounts and maintain same in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Company;

(B)	at all times hold itself out to the public and all other Persons as a legal entity separate and distinct from the Members and any other Person;

(C)	file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division of another taxpayer for tax purposes, and pay any taxes so required to be paid under applicable law, but only to the extent that any such taxes are not being contested in good faith;

(D)	not commingle its assets with assets of any other Person and hold all its assets in its own name;

(E)	conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(F)	remain solvent and pay its own liabilities, losses or expenses only out of its own funds as the sums shall become due;

(G)	maintain an arm’s length relationship with its Affiliates and the Primary Member;

(H)	pay the salaries of its own employees, if any;

(I)	not hold out itself out as responsible for or have its credit or assets available to satisfy the debts or obligations of others;

(J)	allocate fairly and reasonably any overhead for shared office space;

(K)	use separate stationery, business cards, purchase orders, invoices and checks bearing its own name to the extent it will use such items;

(L)	not pledge its assets or secure its liabilities for the benefit of any other Person or guarantee or become obligated for the debts of any other Person;

(M)	correct any known misunderstanding regarding its separate identity;

(N)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(O)	not acquire any securities of any Member;

(P)	not incur, create or assume any indebtedness;

(Q)	not make grant liens on, or security interests in, any assets of the Company;

(R)	not make or permit to remain outstanding any loan or advance to, or own or acquire any stock, indebtedness or securities of, any Person;

(S)	not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other);

(T)	cause the Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company;

(U)	subject to clause (R) below, will maintain separate annual financial statements prepared in accordance with generally accepted accounting principles, consistently applied, showing its assets and liabilities separate and distinct from those of any other person or entity;

(V)	in the event the financial statements of Company are consolidated with the financial statements of any other entity, then in addition to maintaining separate financial statements as required above, cause to be included in such consolidated financial statements a note, in effect, stating that “Company is a separate entity that has separate assets and liabilities as shown on Company separate financial statements”;

(W)	pay or bear the cost of the preparation of its financial statements;

(X)	maintain a sufficient number of employees or outside consultants in light of its contemplated business operations and pay their salaries out of its own funds;

(Y)	to the extent that Company and any other Person share the same officers and other employees, allocate fairly, appropriately and nonarbitrarily any salaries and expenses to the extent actually incurred by such parties related to providing benefits to such officers and other employees between or among such entities, with the result that each such entity will bear its fair share of the salary and benefit costs associated with all such common or shared officers or other employees;

(Z)	to the extent that Company and any Person jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately and nonarbitrarily any costs and expenses incurred in so doing between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses;

(AA)	to the extent Company contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of another Person, allocate fairly, appropriately and nonarbitrarily any costs incurred in so doing to the entity for whose benefit such goods or services are provided, with the result that each such entity bears its fair share of all such costs;

(BB)	conduct its own business solely in its own name, through its duly authorized officers or agents;

(CC)	hold all of its assets in its own name;

(DD)	not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other);

(EE)	not identify itself as a division or department of any other entity;

(FF)	cause representatives, employees and agents of Company to hold themselves out to third parties as being representatives, employees or agents, as the case may be, of Company;

(GG)	at all times have a Special Member;

(HH)	take all steps necessary to maintain, prosecute and renew all registrations and applications for the Marks in the field of the Vivint Solar Business, including paying all costs and expenses associated with all applications and registrations for such Marks; and

(II)	not sell products or offer services in commerce or advertise, market or promote that it is doing same, whether under the Marks or otherwise.

(v)	Without the prior written consent of the Special Member in its sole discretion, the Primary Member shall not cause or permit the Company to, in each case, solely with respect to the Marks:

(A)	instigate any investigation or send any third party a “cease-and-desist” letter, notice of infringement or the like, or institute or settle a dispute, proceeding or litigation against any third party other than as specifically provided in the License Agreement;

(B)	file any trademark, copyright or domain name registration applications, or take any action with respect to any existing trademark, copyright or domain name registration applications other than as specifically provided in the License Agreement; or

(C)	file any lawsuit or proceeding against a third party other than as specifically provided in the License Agreement.

(vi)	Without the prior written consent of the Special Member in its sole discretion, the Primary Member shall not cause or permit the Company to:

(A)	authorize any Officer to take any action which would otherwise require a unanimous vote or consent of the Members pursuant to this Agreement;

(B)	amend the Certificate of Formation;

(C)	sell, transfer, license or otherwise dispose of the Marks, except as permitted in the License Agreement;

(D)	guarantee or assume any obligation of any Person (excluding the endorsement of checks in the ordinary course), including any Affiliate;

(E)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7 or this Section 9(f); or

(F)	take any other action expressly set forth in this Agreement as requiring the approval or consent of all of the Members.

(vi)	Failure of the Company or the Primary Member, on behalf of the Company, to comply with any of the foregoing covenants or any other covenant contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member.

Section 10. Intentionally Omitted

Section 11. Officers.

The Officers of the Company shall be designated by the Primary Member from time to time and, subject to Section 9(f), shall perform such duties and have such offices as may be designated by the Primary Member. Any number of offices may be held by the same person. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by the Primary Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(f), the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 12. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Primary Member nor the Special Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Primary Member or Special Member of the Company.

Section 13. Capital Contributions.

The Primary Member has contributed to the Company the Marks as a capital contribution pursuant to the License Agreement. In accordance with Section 5(c), the Special Member shall not be required to make any further capital contributions to the Company.

Section 14. Additional Contributions.

The Primary Member may, but is not required to make any additional capital contribution. To the extent that the Primary Member makes an additional capital contribution to the Company, the Primary Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Primary Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Primary Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

The Company’s profits and losses, if any, shall be allocated 90 percent to the Primary Member and 10 percent to the Special Member.

Section 16. Distributions.

Cash Distributions shall be made to the Primary Member and Special Member at the times and in the aggregate amounts determined by the Primary Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Primary Member or the Special Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

Section 17. Books and Records.

The Primary Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Primary Member. The Special Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Primary Member on behalf of the Company, shall not have the right to keep confidential from the Special Member any information that the Primary Member would otherwise be permitted to keep confidential from the Special Member pursuant to Section 18-305(c) of the Act. The Company’s books of account shall be kept using the method of accounting determined by the Primary Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Primary Member.

Section 18. Reports.

(a) Within 15 days after the end of each fiscal quarter, the Primary Member shall cause to be prepared an unaudited report setting forth as of the end of such fiscal quarter:

(i)	unless such quarter is the last fiscal quarter of the fiscal year, a balance sheet of the Company; and

(ii)	unless such quarter is the last fiscal quarter of the fiscal year, an income statement of the Company for such fiscal quarter.

(b) The Primary Member shall cause to be prepared within 20 days after the end of each fiscal year, an audited or unaudited report setting forth as of the end of such fiscal year:

(i)	a balance sheet of the Company;

(ii)	an income statement of the Company for such fiscal year;

(iii)	a statement of the Member’s capital account; and

(iv)	any other information reasonably requested by the Members as being necessary for the Members to complete such Members’ federal and state income tax or information returns.

Section 19. Other Business.

The Primary Member, the Special Member and any Affiliate of the Primary Member or the Special Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20. Intentionally Omitted.

Section 21. Assignments; Transfers.

(a) Either Member may assign its interest in this Agreement only as permitted by, and in connection with a permitted assignment in the License Agreement, to the assignee of such agreement. Any purported assignment in violation of this Section 21 shall be null and void ab initio and of no force and effect.

(b) A Member who makes an assignment of all of its interest in this Agreement in compliance with Section 21(a) will, upon the effective date of such assignment, no longer be a Member hereunder, and will no longer have any of the rights of a Member (including voting rights or rights to any information or accounting of the affairs of the Company) under the Act or this Agreement.

(c) A Person who acquires all of a Member’s interest in this Agreement in compliance with the provisions of Section 21(a) shall automatically become a Member upon such time as such Person executes and delivers to the Company counterpart signature pages to this Agreement and, if applicable, evidence of assumption of the License Agreement between the Company and the former Member.

(d) Unless otherwise provided in this Agreement or in the documentation affecting any such assignment in compliance with Section 21(a), such assignment will be effective as of the close of business on the day on which all documentation required by this Section 21 has been received and accepted by the Company.

Section 22. Resignation.

So long as the License Agreement is in effect, the Primary Member may not resign. If the Primary Member is permitted to resign pursuant to this Section 22, an additional member of the Company shall be admitted to the Company, subject to the consent of the Special Member, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23. Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Primary Member; provided, however, notwithstanding the foregoing, no additional Member may be admitted to the Company without the consent of the Special Member other than additional Members admitted to the Company pursuant to Section 21.

Section 24. Dissolution.

(a) Subject to Section 9(f), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Primary Member or the Special Member shall not cause the Primary Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each of the Primary Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Primary Member or the Special Member, or the occurrence of an event that causes the Member or the Special Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. Without limiting the generality of the foregoing, except as otherwise provided in the License Agreement, upon the earlier to occur of (i) dissolution of the Company or (ii) termination of the License Agreement, the Marks and all rights and benefits attendant thereto shall be distributed to the Primary Member.

(e) The Company shall have perpetual existence except that Company shall be dissolved when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement, (ii) the Certificate of Formation shall have been canceled in the manner required by the Act or (iii) at the Primary Member’s discretion, upon termination of the License Agreement.

(f) Upon dissolution or termination of this Agreement, all rights and obligations of the Company hereunder and each of the Primary Member and the Special Member with respect thereto shall terminate.

Section 25. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Primary Member and the Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Primary Member shall not have any interest in any specific assets of the Company, and the Primary Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of each of the Members in the Company is personal property.

Section 26. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Primary Member or the Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than the Special Member) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 29).

Section 27. Severability of Provisions.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, that provision will be enforced to the fullest extent permitted by applicable law, and the remainder of this Agreement will remain in full force and effect. If the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that that court deems enforceable, then that court will reduce the time period or scope to the maximum time period or scope permitted by law. If the geographic region or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum geographic region or scope that that court deems enforceable, then that court will reduce the geographic region or scope to the maximum time period or scope permitted by law.

Section 28. Entire Agreement.

This Agreement, together with the referenced definitions and provisions of the License Agreement and the exhibits and schedules incorporated herein or therein, constitute the entire agreement of the parties with respect to the subject matter hereof.

Section 29. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Primary Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 20, 21, 22, 23, 24, 26, 28, 29, 31, 32, 33, 34, 35 and 36, constitutes a legal, valid and binding agreement of the Primary Member, and is enforceable against the Primary Member by the Special Member, in accordance with its terms. In addition, the Special Member shall be the intended beneficiary of this Agreement.

Section 30. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31. Jurisdiction.

Each of the Primary Member and the Special Member hereby irrevocably submits to the personal jurisdiction of any state or federal court sitting in the State of Utah, County of Salt Lake, in any suit, action or proceeding arising out of or relating to this Agreement. Each Member hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which that Member may raise now, or later have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Member agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court will be conclusive and binding upon such Member, and may be enforced in any court of the jurisdiction in which such Member is or may be subject by a suit upon such judgment. Each Member further agrees that personal jurisdiction over it may be effected by service of process by certified mail addressed as provided in Section 38, and when so made will be as if served upon it personally within the State of Utah.

Section 32. WAIVER OF JURY TRIAL.

EACH MEMBER HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER MEMBER AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH MEMBER HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE PREVIOUS SENTENCE, THE MEMBERS FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF ANY PORTION OF THIS AGREEMENT. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT, OR MODIFICATION TO THIS AGREEMENT.

Section 33. Specific Performance.

The Members agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms thereof, and that the Members will be entitled to seek specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 34. Attorneys’ Fees

In any Dispute, the prevailing Member will be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses. For purposes of this Section 34, “prevailing Member” will mean: (a) a prevailing Member in any litigation as determined by a court of competent jurisdiction; and (b) a Member who agrees to dismiss a Dispute with prejudice upon the other’s payment of the sums allegedly due or performance of convents allegedly breached.

Section 35. Confidentiality.

(a) Obligations of the Receiving Party.

(i)

The Receiving Party and its Representatives will: (i) keep and safeguard as confidential all of the Disclosing Party’s Confidential Information, using at least those measures that the Receiving Party takes to protect its own information of a similar nature, including, as applicable, secure access to information technology systems where Confidential Information is stored, which measures will, at minimum, be reasonable; (ii) not disclose any Confidential Information in any manner whatsoever, except in accordance with Sections 35(a)(ii) or 35(a)(iv), or as required by applicable Law pursuant to Section 35(b); and (iii) use the Disclosing Party’s Confidential Information only to perform the Receiving Party’s obligations or exercise the Receiving Party’s rights under a Transaction Agreement or otherwise for the benefit of the Disclosing Party.

(ii)	A Receiving Party may disclose the Disclosing Party’s Confidential Information to the Receiving Party’s Representatives who: (a) have a need to know the Confidential Information for the performance of the Receiving Party’s obligations or exercise of its rights under this Agreement or the License Agreement; (b) are informed by Receiving Party of the confidential nature of the Confidential Information; and (c) agree in writing to strictly abide by an obligation of confidentiality no less strict than the terms of this Section 35 or have another legal duty of confidentiality to the Receiving Party. Each Member will remain liable for any use or disclosure of the other Member’s Confidential Information by any Representative in contravention of this Section 35.

(iii)	Neither Member will make any copy of the other Member’s Confidential Information unless approved in writing by the other Member. Neither Member may remove any proprietary, copyright, confidential, trade secret or other legend from any of the other Member’s Confidential Information or any copies.

(iv)	Except for disclosures made in accordance with Section 35(a)(ii), any disclosure by the Receiving Party or any of its Representatives of the Disclosing Party’s Confidential Information is subject to the prior written consent of one of the following individuals at the Disclosing Party: (i) for the Special Member, the Chief Executive Officer or the Chief Legal Officer; and (ii) for the Primary Member, the President or the General Counsel.

(b) If either Member or an Affiliate of either Member is requested to or required by Law to disclose the existence or terms of this Agreement, the License Agreement or the other Member’s Confidential Information in contravention of the provisions of this Section 35, such Member must promptly provide the other Member with drafts of any filings or other documents in which such Member or its Affiliate is required to disclose any portion of this Agreement, the License Agreement, or any other Confidential Information of the other Member subject to the terms of this Section 35, but in no event less than three business days prior to filing or disclosure, and such Member will consider in good faith making any changes to such materials as requested by the other Member to the extent such changes are, in the good faith judgment of such Member, permitted by Law.

(c) Neither Member may make any public announcement, including any press release, website disclosure, interview intended for publication, advertisement, professional or trade publication, mass marketing material, or other announcement to the general public, in each case regarding the other Member or this Agreement or the License Agreement, unless the other member agrees in writing in accordance with Section 35(a)(ii) or Section 35(a)(iv), as applicable. Each Member will avoid deceptive, misleading or unethical practices that are or might be detrimental to the other Member and not disparage the other Member or its products or services.

(d) EXCEPT AS EXPRESSLY SET FORTH IN THE LICENSE AGREEMENT, ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS.” NEITHER MEMBER MAKES ANY WARRANTIES, EXPRESS, IMPLIED, OR OTHERWISE, REGARDING THE ACCURACY, COMPLETENESS, OR PERFORMANCE OF ITS CONFIDENTIAL INFORMATION.

(e) All documents and other tangible objects containing or representing Confidential Information and all copies of them will be and remain the property of the Disclosing Party. Upon the Disclosing Party’s request, the Receiving Party will promptly deliver to the Disclosing Party all Confidential Information, without retaining any copies unless otherwise expressly authorized by the License Agreement.

(f) Nothing in this Section 35 is intended to grant any rights to either Member under any patent, copyright, or other intellectual property right of the other Member, nor will this Section 34 grant any Party any rights in or to the Confidential Information of the other Member, except as expressly set forth in this Section 35.

(g) The obligations of each Receiving Party under this Section 35 will survive until all Confidential Information of the other Member becomes publicly known and made generally available through no action or inaction of the Receiving Party.

(h) The Receiving Party will indemnify and hold harmless the Disclosing Party from any damage, loss, cost, or liability (including reasonable attorney fees) arising or resulting from any unauthorized use or disclosure of the Disclosing Party’s Confidential Information by Receiving Party or any of its employees, agents, or Subsidiaries.

Section 36. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 37. Notices.

All notices, requests, demands, and other communications required or permitted to be given under this Agreement by any party shall be in writing delivered to the applicable parties at the following address:

if to Special Member:	with a copy to:

Vivint Solar, Inc. 4931 North 300 West Provo, Utah 84604 Attn: Greg Butterfield, CEO E-mail: greg.butterfield@vivintsolar.com	Vivint Solar, Inc. 4931 North 300 West Provo, Utah 84604 Attn: Vivint Solar Legal Department E-mail: solarlegal@vivintsolar.com

if to Primary Member:	with a copy to:

Vivint, Inc. 4931 North 300 West Provo, Utah 84604 Attn: Alex Dunn, President E-Mail: adunn@vivint.com	Vivint, Inc. 4931 North 300 West Provo, Utah 84604 Attn: Nathan Wilcox, General Counsel E-Mail: nwilcox@vivint.com or to such other address as any Member may designate from time to time by written notice to all other parties. Each such notice, request, demand, or other communication shall be deemed given and effective, as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or three (3) days after deposit in the U.S. Mail; (c) if sent by a recognized prepaid overnight courier service, one (1) day after the date it is given to such service; (d) if sent by facsimile, upon receipt of confirmation of successful transmission by the facsimile machine; and (e) if sent by email, upon acknowledgement of receipt by the recipient.

Section 38. Effectiveness.

Pursuant to Section 18-201 (d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on June 9, 2014.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the [    ]th day of [            ], 2014.

PRIMARY MEMBER:

VIVINT, INC.

By:
Name:
Title:

SPECIAL MEMBER:

VIVINT SOLAR, INC.

By:
Name:
Title:

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person; provided that, for the purposes of this Agreement, the Company and the Primary Member shall not be considered Affiliates of each other, the Company and the Special Member shall not be considered Affiliates of each other and the Primary Member and the Special Member shall not be considered Affiliates of each other.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on June 9, 2014, as amended or amended and restated from time to time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidential Information” means all non-public information provided or made available by or on behalf of one Member to the other Member or otherwise acquired, directly or indirectly, by the Receiving Party as a result of the relationship between the Members, whether before or after the Effective Date, in writing, orally, or by inspection of tangible objects, including any analyses, compilations, forecasts, studies, or other documents prepared by the Receiving Party or its Representatives that contain or reflect such non-public information. Confidential Information includes the terms and existence of this Agreement, the License Agreement, all other documents or agreements entered into between the Members relating to the Marks, customer data, financial information, and employee data. Confidential Information may also include information disclosed to the Disclosing Party by third parties. Confidential Information will not, however, include any information that the Receiving Party can demonstrate by competent evidence: (i) was publicly known or made generally available in the public domain prior to the time of disclosure by the Disclosing Party; (ii) becomes publicly known or made generally available after disclosure by the Disclosing Party to the Receiving Party through no action or inaction of the Receiving Party or any of its Affiliates or Representatives; (iii) is lawfully obtained by the Receiving Party or an Affiliate or Representative from a third party without a breach by the third party of its legal, contractual, or fiduciary obligations of confidentiality; or (iv) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, as shown by competent evidence in the Receiving Party’s possession.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Disclosing Party” means the Party who provides (by any means) any Confidential Information to the Receiving Party.

“Dispute” means any dispute, controversy or claim between or among any of the Company or a Member (including for this purpose any transferee of a Membership Interest) in connection with or related to this Agreement or the License Agreement, including any collateral claim, or action made or brought against the Primary Member, the Officers or any Member in respect of a decision, action or omission to act. The foregoing notwithstanding, “Dispute” shall not include any claim alleging trademark infringement.

“License Agreement” has the meaning set forth in Section 7(a)(ii) of this Agreement, and as amended from time to time in accordance with its terms.

“Marks” means the Marks, as defined in the License Agreement.

“Material Action” means to (i) consolidate or merge the Company with or into any Person (whether or not such merger or consolidation is into a wholly-owned subsidiary corporation or a purely internal merger solely to effect a change in domicile), (ii) sell, convey or otherwise dispose of in any manner, including by license (or agrees in writing to do the same), all or a material portion of the property, rights or assets of the Company, except as permitted in the License Agreement, (iii) enter into any agreement or transaction with any Affiliate, (iv) institute proceedings to have the Company be adjudicated bankrupt or insolvent, (v) consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, (vi) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (vii) consent to substantive consolidation of the Company, (viii) make any assignment for the benefit of creditors of the Company, (ix) admit in writing the Company’s inability to pay its debts generally as they become due, (x) take any action that might reasonably be expected to cause the Company to become insolvent, (xi) to the fullest extent permitted by law, dissolve or liquidate the Company, or (xii) take action in furtherance of any of the foregoing.

“Members” has the meaning set forth in the preamble to this Agreement.

“Membership Interest” means all of the rights, powers, obligations and duties permitted to a member of a limited liability company formed under the Act, including, but not limited to, the right to received distributions and all voting rights permitted to a member under the Act.

“Officer” means an officer of the Company described in Section 11.

“Officer’s Certificate” means a certificate signed by any Officer of the Company who is authorized to act for the Company in matters relating to the Company.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Receiving Party” means the Party to whom any Confidential Information is provided (by any means) by the Disclosing Party.

“Representatives” means directors, officers, employees, consultants, representatives, attorneys, accountants, agents, equity holders, auditors, senior lenders, take-out lenders, and Affiliates.

“Term” has the meaning set forth in the License Agreement.

“Vivint Solar Business” means the business of selling renewable energy or energy storage products and services to any Person.

B.	Rules of Construction

In this Agreement: (a) the terms “herein,” “herewith” and “hereof” are references to this Agreement, taken as a whole; (b) the term “includes” or “including” shall mean “including, without limitation”; (c) references to a “Section,” “subsection,” “clause,” shall mean a Section, subsection, clause of this Agreement, as the case may be, unless in any such case the context requires otherwise; (d) all references to a given agreement, instrument or other document, or to any Law, Standard or Code, shall be a reference to such agreement, instrument or other document, or to such Law, Standard or Code, as modified, amended, supplemented and/or restated from time to time; and (e) reference to a Person or Party includes its successors and permitted assigns; the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

SCHEDULE B

Members

Name	Mailing Address	Membership Interest
Vivint, Inc.	4931 North 300 West Provo, Utah 84604	90%
Vivint Solar, Inc.	4931 North 300 West Provo, Utah 84604	10%